Exhibit 99.1

Analog Devices Announces Financial Results for the Fourth Quarter and for Fiscal Year 2009

  4Q09 revenue was $572 million
  4Q09 diluted EPS from continuing operations was $0.36
  4Q09 gross margin was 56.3%
  4Q09 operating margin was 22.5%
  Board of Directors declared quarterly dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

NORWOOD, Mass.--(BUSINESS WIRE)--November 23, 2009--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its fiscal fourth quarter and fiscal year ended October 31, 2009.

“The fourth quarter was strong across all dimensions for ADI with revenue growing 16% sequentially, driven by continued momentum in automotive and consumer sales as well as a solid increase in revenue from our broad base of industrial customers,” said Jerald G. Fishman, President and CEO. “Strong sequential sales gains, higher gross margins, and continued expense management resulted in a 650-basis point operating margin increase and a 64% EPS increase, demonstrating the significant leverage we built into our model this past year. We remain focused on increasing operating leverage, while continuing to drive revenue by aligning our investments with sustainable, high growth opportunities where ADI’s innovative technology makes a fundamental difference to our customers’ competitiveness.”

Results for the Fourth Quarter of Fiscal 2009

  Revenue was $572 million, an increase of 16% from the immediately prior quarter and a decrease of 13% from the same period one year ago. For more information regarding the breakout of revenue by end market and product type for the fourth quarter of fiscal 2009, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 56.3% of revenue, compared to 54.1% of revenue in the immediately prior quarter, and 61.1% of revenue in the year-ago period.
  Operating expenses were $193 million, an increase of $6 million from the immediately prior quarter, and a decrease of $49 million from the same period one year ago which included a $3 million restructuring charge. The sequential increase in operating expenses was primarily due to a higher variable compensation expense resulting from the 650-basis point sequential improvement in operating margin.
  Operating income from continuing operations was $128 million, or 22.5% of revenue, compared to $79 million, or 16.0% of revenue, in the immediately prior quarter, and $161 million, or 24.3% of revenue, from the same period one year ago. In the same period one year ago, there was a one-time restructuring item that resulted in non-GAAP operating income of $164 million, or 24.8% of revenue. There were no one-time items in the current and immediately prior quarters. The table reconciling the Company’s non-GAAP results to GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  Diluted earnings per share (EPS) from continuing operations was $0.36, compared to $0.22 in the immediately prior quarter, and $0.49 in the same period a year ago.
  The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock, which will be paid on December 23, 2009 to all shareholders of record at the close of business on December 4, 2009.
  Net cash provided by operating activities was $163 million, or 29% of revenue. Capital expenditures were $16 million, and cash dividends of $58 million were paid during the fourth quarter of fiscal 2009.
  Cash and short-term investments at the end of the fourth quarter of fiscal 2009 totaled approximately $1.8 billion.
  Accounts receivable in the fourth quarter of fiscal 2009, as measured by days sales outstanding, was 48 days, compared to 45 days at the end of the immediately prior quarter.
  Inventory at the end of the fourth quarter of fiscal 2009 decreased by approximately $23 million, or 8%, compared to the immediately prior quarter. Days in inventory decreased to 92 days at the end of the fourth quarter of fiscal 2009 from 112 days at the end of the immediately prior quarter.

Results for Fiscal Year 2009

  Revenue was $2 billion, a decrease of 22% from $2.6 billion recorded in fiscal year 2008. For more information regarding the breakout of revenue by end market and product type for fiscal 2009, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 55.5% of revenue, compared to 61.1% of revenue in fiscal 2008. The year-over-year decrease in gross margin was primarily attributable to lower factory utilization.
  Operating expenses totaled $834 million, compared to $952 million in fiscal 2008. Excluding one-time items, non-GAAP operating expenses totaled $780 million, compared to $949 million in fiscal 2008. The year-over-year decrease in operating expenses resulted from significant infrastructure cost reductions worldwide, tight control of discretionary expenses, and lower variable compensation expenses for the year.
  Operating income from continuing operations was $285 million, or 14.1% of revenue, compared to $625 million, or 24.2% of revenue, in fiscal 2008. Excluding one-time items, non-GAAP operating income from continuing operations was $338 million, or 16.8% of revenue, in fiscal 2009, compared to $628 million, or 24.3% of revenue, in fiscal 2008.
  Diluted EPS from continuing operations was $0.85, compared to $1.77 in fiscal 2008. Non-GAAP diluted EPS from continuing operations in fiscal 2009 was $0.97, compared to $1.77 in fiscal 2008.
  Net cash provided by operating activities was $432 million, compared to $669 million in fiscal 2008.
  Capital expenditures were $56 million, compared to $157 million in fiscal 2008.
  Cash and short-term investments at the end of fiscal 2009 totaled approximately $1.8 billion, a year-to-year increase of $506 million, which includes $370 million of net proceeds from an offering of 5.00% five-year notes completed in the third quarter of fiscal 2009.

Outlook for the First Quarter of Fiscal 2010

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the first quarter of fiscal 2010, Mr. Fishman stated, “During the fourth quarter of 2009, order rates from end customers accelerated significantly, growing by approximately 17% sequentially, and as a result, our first quarter opening backlog grew substantially from last quarter. We believe that the atypically strong growth in Q4 was the result of gradual improvements in many economies; customer inventory replenishment; and the benefits ADI is beginning to see from its rich new product cycle as a result of more focused investments over the past few years.”

Mr. Fishman continued, “We expect that our industrial revenue will continue to grow sequentially in the first quarter in line with higher manufacturing activity worldwide and our higher opening backlog. For the first quarter, we are expecting automotive and communications sales to be relatively flat compared to the fourth quarter. In addition, we are planning for consumer sales to decrease in Q1, given the large sequential revenue increases in Q4, which may not repeat in Q1, and also typical seasonal patterns. As a result, we are planning for revenue in the first quarter of fiscal 2010 to be approximately flat to fourth quarter levels, and up 20% from the same period last year. Our plan is for gross margin for the first quarter to increase to approximately 58.0% to 58.5%, as a result of lower infrastructure costs and a richer mix of industrial sales. We are planning for operating expenses in the first quarter to remain approximately flat to fourth quarter levels, in line with our plan to achieve higher operating leverage going forward. As a result, our plan is for diluted EPS from continuing operations to be approximately $0.36 to $0.37 in the first quarter, excluding restructuring charges associated with the closure of our Cambridge fab.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the fourth quarter and fiscal year 2009 results, and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 28835578, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses and our non-GAAP operating income:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Tax Savings Associated With Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit during our fourth quarter of fiscal 2008, retroactive to January 1, 2008. This retroactive reinstatement resulted in a $3 million income tax savings to the Company in the fourth quarter of fiscal 2008. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, inventory levels, gross margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts and investment strategy, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and further declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended			Twelve Months Ended
	4Q 09	3Q 09	4Q 08	FY 09	FY 08
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008
Revenue	$571,600	$491,991	$660,696	$2,014,908	$2,582,931
Year-to-year change	-13%	-25%	6%	-22%	6%
Quarter-to-quarter change	16%	4%	0%
Cost of sales (1)	249,746	225,762	257,039	896,271	1,005,656
Gross margin	321,854	266,229	403,657	1,118,637	1,577,275
Gross margin percentage	56.3%	54.1%	61.1%	55.5%	61.1%
Operating expenses:
R&D (1)	110,126	107,578	133,451	446,980	533,480
Selling, marketing and G&A (1)	83,356	79,706	106,381	333,184	415,682
Special charges	-	-	3,088	53,656	3,088
Operating income from continuing operations	128,372	78,945	160,737	284,817	625,025
Other expense (income)	1,146	(1,082)	(10,628)	(12,627)	(41,077)
Income from continuing operations before income tax	127,226	80,027	171,365	297,444	666,102
Provision for income taxes	21,617	14,567	27,123	50,036	140,925
Income from continuing operations, net of tax	105,609	65,460	144,242	247,408	525,177
Discontinued Operations, net of tax:
Income from discontinued operations	-	-	2,086	364	12,779
(Loss) gain on sale of discontinued operations	-	-	(2,457)	-	248,328
Total (loss) income from discontinued operations, net of tax	-	-	(371)	364	261,107
Net income	$105,609	$65,460	$143,871	$247,772	$786,284

Shares used for EPS - basic	291,739	291,387	290,847	291,385	292,688
Shares used for EPS - diluted	294,016	293,084	293,820	292,698	297,110

Earnings per share from continuing operations - basic	$0.36	$0.22	$0.50	$0.85	$1.79
Earnings per share from continuing operations - diluted	$0.36	$0.22	$0.49	$0.85	$1.77

Earnings per share - basic	$0.36	$0.22	$0.49	$0.85	$2.69
Earnings per share - diluted	$0.36	$0.22	$0.49	$0.85	$2.65

Dividends paid per share	$0.20	$0.20	$0.20	$0.80	$0.76

(1) Includes stock-based compensation expense as follows:
Cost of sales	$2,135	$1,942	$2,004	$7,469	$7,806
R&D	$5,786	$5,508	$5,958	$22,666	$23,768
Selling, marketing and G&A	$4,700	$4,565	$5,390	$18,478	$20,970

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	4Q 09	3Q 09	4Q 08
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008
Cash & short-term investments	$1,815,973	$1,724,444	$1,309,686
Accounts receivable, net	301,036	244,025	315,290
Inventories (1)	253,161	276,072	314,629
Current assets of discontinued operations	-	-	5,894
Other current assets	120,466	115,092	144,078
Total current assets	2,490,636	2,359,633	2,089,577
PP&E, net	476,516	491,564	567,439
Investments	8,065	8,755	32,054
Goodwill and intangible assets	257,736	256,163	247,475
Other	109,304	101,999	92,410
Non-current assets of discontinued operations	62,037	62,037	62,037
Total assets	$3,404,294	$3,280,151	$3,090,992

Deferred income on shipments to distributors, net	$149,278	$123,876	$175,358
Current liabilities of discontinued operations	-	1,200	18,454
Other current liabilities	237,335	228,850	375,246
Non-current liabilities	488,532	467,860	101,671
Stockholders' equity	2,529,149	2,458,365	2,420,263
Total liabilities & equity	$3,404,294	$3,280,151	$3,090,992

(1) Includes $2,718, $2,503 and $2,632 related to stock-based compensation in 4Q09, 3Q09 and 4Q08, respectively.

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended			Twelve Months Ended
	4Q 09	3Q 09	4Q 08	FY 09	FY 08
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008
Cash flows from operating activities:
Net Income	$105,609	$65,460	$143,871	$247,772	$786,284
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	29,998	30,300	36,161	132,493	144,222
Amortization of intangibles	2,150	1,679	1,774	7,377	9,250
Stock-based compensation expense	12,621	12,015	13,352	48,613	50,247
Gain on sale of business	-	-	2,457	-	(248,328)
Excess tax benefit - stock options	(15)	-	(5,619)	(20)	(18,586)
Noncash portion of special charges	1,700	-	-	15,468	-
Other non-cash activity	364	770	(996)	1,663	310
Deferred income taxes	11,816	1,713	(3,709)	11,595	(11,369)
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	-	(4,105)	(36,936)	(4,105)	(110,401)
Changes in other operating assets and liabilities	(1,565)	25,732	(8,097)	(28,708)	67,739
Total adjustments	57,069	68,104	(1,613)	184,376	(116,916)
Net cash provided by operating activities	162,678	133,564	142,258	432,148	669,368
Percent of total revenue	28.5%	27.1%	21.5%	21.4%	25.9%

Cash flows from investing activities:
Additions to property, plant and equipment	(16,389)	(5,425)	(47,377)	(56,095)	(157,408)
Purchases of short-term available-for-sale investments	(872,713)	(1,066,845)	(280,344)	(2,787,141)	(1,831,363)
Maturities of short-term available-for-sale investments	788,240	583,701	425,444	2,324,181	1,774,391
Net (expenditures) proceeds related to sale of businesses	(313)	-	-	(1,653)	403,181
Payments for acquisitions	-	(8,360)	-	(8,360)	(3,146)
Decrease (increase) in other assets	89	(1,481)	1,176	(5,661)	2,708
Net cash (used for) provided by investing activities	(101,086)	(498,410)	98,899	(534,729)	188,363

Cash flows from financing activities:
Dividend payments to shareholders	(58,326)	(58,260)	(58,105)	(232,988)	(222,530)
Repurchase of common stock	-	(182)	(17,473)	(3,762)	(569,853)
Net proceeds from employee stock plans	6,203	5,820	11,150	14,943	94,155
Proceeds from issuance of long-term debt	-	370,350	-	370,350	-
Other financing activities	(2,566)	-	95	(2,566)	(366)
Excess tax benefit - stock options	15	-	5,619	20	18,586
Net cash (used for) provided by financing activities	(54,674)	317,728	(58,714)	145,997	(680,008)
Effect of exchange rate changes on cash	96	2,954	(7,300)	2,714	(9,096)

Net increase (decrease) in cash and cash equivalents	7,014	(44,164)	175,143	46,130	168,627
Cash and cash equivalents at beginning of period	632,715	676,879	418,456	593,599	424,972
Cash and cash equivalents at end of period	$639,729	$632,715	$593,599	$639,729	$593,599

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Oct. 31, 2009				Aug. 1, 2009	Nov. 1, 2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$294,470	52%	17%	-14%	$251,487	$341,344
Communications	122,340	21%	-3%	-25%	125,941	163,156
Consumer	141,761	25%	38%	7%	102,363	132,553
Computer	13,029	2%	7%	-45%	12,200	23,643
Total Revenue	$571,600	100%	16%	-13%	$491,991	$660,696

	Twelve Months Ended
	Oct. 31, 2009					Nov. 1, 2008
	Revenue	%	Y/Y %			Revenue
Industrial	$1,049,158	52%	-24%			$1,386,874
Communications	512,941	25%	-13%			590,267
Consumer	400,290	20%	-22%			512,339
Computer	52,519	3%	-44%			93,451
Total Revenue	$2,014,908	100%	-22%			$2,582,931

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Oct. 31, 2009				Aug. 1, 2009	Nov. 1, 2008
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$ 265,649	46%	11%	-14%	$ 239,099	$ 309,511
Amplifiers	128,112	22%	7%	-24%	119,897	168,593
Other analog	90,754	16%	39%	20%	65,212	75,636
Subtotal Analog Signal Processing	484,515	85%	14%	-13%	424,208	553,740
Power management & reference	35,931	6%	28%	-8%	27,986	38,910
Total Analog Products	$ 520,446	91%	15%	-12%	$ 452,194	$ 592,650
General purpose DSP	49,883	9%	28%	-18%	38,923	61,025
Other DSP	1,271	0%	45%	-82%	874	7,021
Total Digital Signal Processing	$ 51,154	9%	29%	-25%	$ 39,797	$ 68,046
Total Revenue	$ 571,600	100%	16%	-13%	$ 491,991	$ 660,696

	Twelve Months Ended
	Oct. 31, 2009					Nov. 1, 2008
	Revenue	%*	Y/Y %			Revenue
Converters	$ 960,502	48%	-19%			$ 1,190,866
Amplifiers	501,759	25%	-25%			665,585
Other analog	261,059	13%	-18%			318,648
Sub-Total Analog Signal Processing	1,723,320	86%	-21%			2,175,099
Power management & reference	118,247	6%	-18%			143,698
Total Analog Products	$ 1,841,567	91%	-21%			$ 2,318,797
General purpose DSP	167,133	8%	-29%			234,946
Other DSP	6,208	0%	-79%			29,188
Total Digital Signal Processing	$ 173,341	9%	-34%			$ 264,134
Total Revenue	$ 2,014,908	100%	-22%			$ 2,582,931

* The sum of the individual percentages may not equal the total due to rounding.

Analog Devices, Fourth Quarter, Fiscal 2009

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	4Q 09	3Q 09	4Q 08	FY 09	FY 08
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008

GAAP Operating Expenses	$193,482	$187,284	$242,920	$833,820	$952,250
Percent of Product Revenue	33.8%	38.1%	36.8%	41.4%	36.9%
Restructuring-Related Expense	-	-	(3,088)	(53,656)	(3,088)
Non-GAAP Operating Expenses	$193,482	$187,284	$239,832	$780,164	$949,162
Percent of Product Revenue	33.8%	38.1%	36.3%	38.7%	36.7%

GAAP Operating Income From Continuing Operations	$128,372	$78,945	$160,737	$284,817	$625,025
Percent of Total Revenue	22.5%	16.0%	24.3%	14.1%	24.2%
Restructuring-Related Expense	-	-	3,088	53,656	3,088
Non-GAAP Operating Income From Continuing Operations	$128,372	$78,945	$163,825	$338,473	$628,113
Percent of Product Revenue	22.5%	16.0%	24.8%	16.8%	24.3%

GAAP Diluted EPS Including Discontinued Operations	$0.36	$0.22	$0.49	$0.85	$2.65
Diluted Loss (Earnings) Per Share from Discontinued Operations	-	-	0.00	0.00	(0.88)
GAAP Diluted EPS From Continuing Operations	$0.36	$0.22	$0.49	$0.85	$1.77
Restructuring-Related Expense	-	-	0.008	0.127	0.008
Impact of the Reinstatement of the R&D Tax Credit	-	-	(0.011)	-	(0.011)
Non-GAAP Diluted EPS From Continuing Operations	$0.36	$0.22	$0.49	$0.97	$1.77

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com